REICH BROTHERS INC

**MEMORANDUM**

June 8, 2006

**ADVISORY AGREEMENT**

Gentleman:

Reich Brothers, Inc. ("Reich Brothers") is pleased to be retained on the terms and conditions set forth in this letter of engagement ("Engagement Letter") as an Advisor to your company, Smart Kids Group Inc. a _______________ Corporation, with offices located at Canadian Office Suite 542 9768 – 170 Street, Edmonton, Alberta T5T 5L4 - United States Offices 44 Coyote Mountain Road Santa Fe, New Mexico 87505 USA & Ft. Lauderdale, Florida Location to be announced Tel: (780) 221-1738 (780) 918-7061 USA (505) 505-577-7918 Fax: (780) 421-7034 (780) 415-2349 Email: Internet: www.SmartKidsGroupInc.com, to assist in a variety of areas relating to the financial, strategic, and related developmental growth of the Company.

This Agreement (the "Agreement") dated as of June ____, 2006 (the "Effective Date"), by and between Smart Kids Group Inc., its subsidiaries and affiliates, hereinafter referred to as "SKGI" "Client," ("symbol: _____") or the "Company" and Reich Brothers, Inc., hereinafter referred to as "Advisor," "RB," or "Reich Brothers."

About Reich Brothers, Inc.
Reich Brothers mission is to bridge technology, media and finance acting as the gateway between technology companies, the entertainment industry and media industry domestically and internationally. These industries need each other for growth but traditionally need effective intermediaries to facilitate bridging them together. Reich Brothers facilitates business development, corporate finance, strategic alliances and joint ventures in order to enhance products and services developed and manufactured by third parties. Reich Brothers realized that there was a need for financial expertise, international contacts and credibility in multiple industries.

About Smart Kids Group Inc.
SKGI develops, distributes and licenses quality children's EDUtainment products through a variety of media including television, video, retail, direct marketing, and the Internet. Using child safety awareness as its unifying theme, SKGI's characters and related products serve a uniquely viable market niche which combines entertainment, educational programming and merchandising – all of which address parents' and children's concerns about keeping safe and aware of their surroundings in their homes, their communities, and in an increasingly uncertain world. Smart Kids currently has its initial 26 episode TV series, "Be Alert Bert" successfully airing to an International audience of over 30 million viewers: has developed a feature rich website for kids as well as a rich portfolio of branded merchandise to be sold through its website and eventually through franchised retail outlets. The Company is launching it's four year growth strategy, launching it on a market trajectory to achieve International brand recognition equal to that of children's characters such as Jim Henson's 'Muppets'. SKGI History - In 1993 Richard Shergold is founder and creator of the Be Alert Bert television and video series; Be Alert Bert was originally developed by Be Alert Bert Productions, a Canadian corporation. Mr. Shergold was successful in securing investment of $3.5 million to fund the production, trademarks, and copyrights for a television series and line of products that promoted child safety in an entertaining

and educational way. In 1998. The Be A series, which targets preschool children and focused on safety issues, was nominated for three AMPIA (Alberta Motion Picture Industry Association) Awards and won the Best Children's Television Show award. In 2004, SKGI, a US, Florida corporation was formed to fully commercialize the venture in the United States. Mr. Shergold has identified a market niche where no other competitor has developed a commercialized children's character portfolio dedicated to child safety and education. SKGI has acquired the assets of Be Alert Bert Productions and the Company is now commencing operations on SKGI's planned growth strategy. SKGI is completing public company registration with expectations to be trading in the near future.

Unique Market Impact

SKGI is the only company in the US with comprehensive products and programs dedicated to children's safety, health, fitness, education and entertainment.

Because the Company has two existing TV series ('Bert the BEE' and 'Full Motion Fitness') developed and running it will use these assets to obtain TV commercial time to leverage marketing of three highly profitable, interrelated initiatives:

- A dynamic 'Smart Kids' membership website with products and services of value to Kids and parents
- 'Smartcards' for Smart Kids; providing for the first time, a parentally controlled debit/credit card (also an ID) and loyalty point programs for Kids to teach responsibility and basic money management
- A benefit rich, beehive kiosk and store franchise program to sell cross-market Bert the Bee logo merchandise.

WHEREAS, SKGI desires to engage Advisor on a non-exclusive basis to provide merger & acquisition advisory services, and business financing services to it, and Advisor desires to provide merger & acquisition advisory services and business financing services to the Company. It being understood that the services provided to the Company shall be from Reich Brothers, Inc. or its designated affiliates, network and clients. Notwithstanding the foregoing, Advisor acknowledges and consents to an agreement executed by the Company and other consulting and advisory companies.

Accordingly, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SKGI and RB hereto agree as follows:

SECTION 1. Term of Agreement. Commencing on the Effective Date, Advisor shall be retained by the Company for a period of six (6) months from the date hereof. This Agreement shall be renewable upon mutual agreement of the parties for additional six-month periods. The initial six-month period and any extensions or renewals thereof shall constitute the "Consulting Term."

SECTION 2. Position and Responsibilities. Advisor shall serve as a Business Advisor to the Company and render such advice and services to the Company as may be reasonably requested by the Company including, without limitation, equity and/or debt financings, strategic planning, merger & acquisition possibilities and business development activities. During the Consulting Term, Advisor shall report directly to the President or such other senior officer of the Company as shall be designated by the President of the Company. Subject to the terms and conditions set forth herein, Advisor agrees to undertake on a **best-efforts basis** such consultative, financing and merger & acquisition advisory services as the Company shall reasonably request in connection with the Company's business.

Services of Reich Brothers. For the Term of Engagement (as hereinafter defined), and with your general knowledge and consent, we agree to provide to the Company a range of consultative and related services which may, but which will not necessarily, include the following: (i) identifying, evaluating and advising in relation to the Company's current structural (including business model), financial, operational, managerial, strategic and other needs and objectives, (ii) preparing and coordinating with the Company and others in the development of business plans, investor presentations and financial models, (iii) identifying potential sources of private and/or public financing ("Financing Sources"), including those involving transactions requiring any issuance by the Company of either equity, debt and/or equity-linked securities ("Financing Transactions") and negotiating, structuring and advising in relation to potential Financing Transactions, (iv) identifying potential merger, acquisition, divestiture, consolidation or other combination ("M&A Transaction") opportunities and negotiating, structuring and advising in connection with potential M&A Transactions, (v) advising and assisting the Company with strategies relating to asset development, asset enhancement and maximization of asset utilization, including those associated with any intellectual property assets, (vi) advising and assisting the Company in connection with the preparation of any registration statements, in the US, Europe, Africa and Asian markets, periodic or other SEC reports or proxies, and (vii) coordinating with, and advising in connection with the activities of, Outside Professionals, including without limitation attorneys, accountants, market professionals, and (viii) consulting, advising and assisting SKGI with strategies relating to brand awareness, corporate image advertising and general business consulting services.

The Advisors duties may include but will not necessarily be limited to rendering the following services to the Company:

a) Study and review the business, operations, historical financial performance of the Company (based upon management's forecast of financial performance) so as to enable the Advisor to provide advice to the Company;

b) Assist the Company in attempting to formulate the optimum strategy to meet the Company's working capital and capital resources needs during the period of this Agreement;

c) Assist in the formulation of the terms and structure of any reasonable proposed business combination transaction involving the Company ("Transaction");

d) Assist in any presentation to the Board of Directors of the Company as requested, in connection with a proposed Transaction;

e) Advise the Company as to the expected reaction of the financial community to any Transaction and assist in determining the optimum means of communicating the pertinent aspects, such as strategic considerations, benefits to the Company and financial impact, to the financial community;

f) Assist the Company in the preparation of press releases and other communications with the investment community;

g) Act as a liaison between the Company and various financing participants/shareholders who own, in the aggregate, significant portions of shares of common stock of the Company as well as certain warrants to purchase additional shares of Company common stock – all as heretofore to be disclosed and any such other filings as may have been made since SKGI becoming a public company;

h) Introducing the Company to potential lenders of funds as well as to potential investors (whether such investment be in some form of debt and/or equity financing or some combination thereof);

i) Oversee such national corporate awareness programs as may be designed in order to articulate advantages of Company products and help assist business and investment community to better understand the potential market opportunities for the Company's business;

Initial Company AR/RS Initial RB _____

204 West 55th Street Suite 301 New York, NY 10019 Tel: 212-956-3770 Fax: 212-956-3740
Internet: www.ReichBrothers.com Email: Services@ReichBrothers.com

j) To assist the Company in its efforts to have its securities listed on a national listed Exchange by meeting both those quantitative and qualitative requirements as required by Marketplace Rules 4310 and 4350 including, but not limited to, requirements as relate to (I) net tangible assets or market capitalization or net income, (II) public float, (III) market-makers, (IV) shareholders, (V) corporate governance requirements and (VI) related requirements as well as such additional requirements as relate to, but not limited to, (i) independent directors, (ii) audit committee and charter and (iii) related matters as indicated in the aforesaid Marketplace Rule 4350 – and in this respect coordinating with Company counsel so as to remain familiar with current and any future Nasdaq listing requirements and/or requirements for continued listing and assist, where necessary, in an effort to enable the Company to obtain Nasdaq listing and to be in a position to remain continuously listed thereafter; and

k) In addition to all of the above and speaking solely in generalized terms, Advisor shall to the extent practicable, applicable and permissible provide the following additional consulting services (a) advise and assist the Company in developing and establishing an image for the Company in the financial community and creating the foundation for subsequent financial public relations efforts, (b) advise and assist the Company in communicating appropriate information regarding its plans, strategy and personnel to the financial community; (c) assist and advise the Company with respect to its (i) stockholder and investor relations, (ii) relations with brokers, dealers, analysts and other investment professionals, and (iii) financial public relations generally, (d) perform the functions generally assigned to investor/stockholder relations and public relations departments in major corporations, (e) upon the Company's approval, (i) disseminate information regarding the Company to shareholders, brokers, dealers, other investment community professionals and the general investing public and (ii) conduct meetings with brokers, dealers, analysts and other investment professionals to advise them of the Company's plans, goals and activities and (f) otherwise perform as the Company's financial relations and public relations Advisor.

SECTION 3. <u>Reverse Merger Retainer - Stock Exchange Listing.</u> In connection with securing and delivering a merger candidate, an underwriter to underwrite or a BD – broker dealer to do a 15c211 for SKGI's proposed public listing and subsequent financings, an initial good-faith refundable retainer of 250,000 unrestricted and non-legend common shares of the Company, (symbol: ____ - to be identified upon SKGI becoming a public company) shall be payable to RB upon the signing of this agreement. RB agrees that this retainer fee shall be deemed to be earned as of the date of this Agreement for the due-diligence services utilized by RB for SKGI. This 250,000 common shares of the Company, (symbol: ____ - to be identified upon SKGI becoming a public company) shall be deducted from the first tranche of compensation derived from fees generated through RB sources that provide capital, initiate a strategic alliance or joint venture for SKGI. If no listing or financing occurs within 180 days after the signing of this Agreement SKGI shall be refunded the 250,000 common shares of the Company, (symbol: ____ - to be identified upon SKGI becoming a public company). <u>Contracts detailing the terms relative to a reverse merger and a public listing for SKGI shall be contained in separate Agreements by the parties providing those specific services.</u>

(a) <u>Compensation</u>. In the event Advisor introduces Company to sources that provide capital, initiate a strategic alliance or joint venture for the Company (the "Transaction"), Company shall deliver to Advisor in exchange for such Transaction a percent of the proceeds or Transaction value equal to ten-percent (10.0%) for any equity financing, inclusive of strategic alliances or joint venture based Transactions. For debt based financing Transactions, the Advisors shall be compensated eight-percent (8.0%) for any debt based Transactions inclusive of strategic alliances or joint venture based debt Transactions. Reich Brothers agrees to accept fifty (50%) of the

compensation payable in common shares of the Company (symbol: ________ - to be identified upon SKGI becoming a public company) and fifty percent (50%) of the compensation in cash. In the case where a Transaction is made entirely in stock, the full compensation to Advisor will be paid as stock under the same terms and conditions pursuant to the Transaction.

(b) Retainer Fee – Equity and Cash Based Compensation. Retainer Fee: SKGI granted and will deliver 50,000 unrestricted, non-legend common shares of the Company, (symbol: ____ - to be identified upon SKGI becoming a public company) as a non-refundable retainer fee. (i) Monthly Equity and Cash Retainer. (ii) The Company agrees to compensate Reich Brothers a monthly cash retainer of $5000.00 upon SKGI becoming a publicly trading company, (iii) Beginning upon SKGI becoming a publicly trading company, Reich Brothers agrees to accept fifty-percent (50%) of the $5000.00 monthly retainer in an amount equal to $2500.00 payable in common shares of the Company, (symbol: ____ - to be identified upon SKGI becoming a public company) and fifty-percent (50%) of the monthly retainer in an amount equal to $2500.00 in cash. The monthly retainer is due and payable on the first day of each month of the Term of Engagement (the "Monthly Retainer"). Invoices shall be rendered upon the first of the month and are due upon presentation. From time to time the Company and Reich Brothers shall discuss in good-faith whether additional shares, warrants and or options shall be granted (stock grant) to Reich Brothers as compensation for future performance.

(c) In the event that Company is introduced to prospective investors, merger candidates, strategic alliances or joint ventures who are represented by third-party agents that are entitled to earn a fee with connection to the transaction (and therefore, such investors are not included on RB's Schedules), the Company may enter into such transaction provided that all such third-party agents and their respective investors shall be included in Schedule B of this Agreement.

(d) In the event that Company is introduced by Advisor to sources who enter into a revenue-producing contract, fee-sharing arrangement, or similar agreement, Company agrees to pay to Advisor a fee equal to two-percent (2%) of total gross proceeds of such agreements. This obligation shall survive for a period of one (1) year from the date of execution of said agreement, during which time Advisor shall have the right to perform an audit of the Company's books and records once annually. Exclusivity does not pertain to this Section 3(c).

All compensation paid to Advisor pursuant to this Section 3 will be based upon the valuation of the Transaction, the total financing facility amount, or enterprise value of any joint venture or strategic alliance pursuant to the Transaction and will be delivered to Advisor upon the closing of said Transaction and if applicable, the Company's receipt of good funds. All such compensation will include any deferred payments, payouts, earn-outs, or subsequent financing the merger, acquisition, or strategic alliance candidate shall receive for a period ending three years from the date of this Agreement for any party introduced by Advisor to Company ("Subsequent Transactions") as provided in Schedule A, and as may be amended from time to time. The Company shall pay to Advisor all compensation fees directly from the proceeds of any Transaction or Subsequent Transactions and warrants it will list Advisor as a payee in all closing documents for a period of three years from the date of this Agreement. All said shares, warrants, options or securities provided to Advisor by Company shall be fully-paid (exclusive of warrants or options), non assessable, non-cancelable and free and clear of any encumbrances and will be subject to normal anti-dilution provisions and carry demand registration rights. All transference of shares to Advisor by Company shall be made via DTC or the DWAC system, or by certified stock certificates sent via courier and Company warrants that it will provide piggyback

204 West 55th Street Suite 301 New York, NY 10019 Tel: 212-956-3770 Fax: 212-956-3740
Internet: www.ReichBrothers.com Email: Services@ReichBrothers.com

registration right and register said shares, options or warrants in form SB-2 or similar registration statement in the name of and to the accounts designated by Advisor.

SECTION 4. Expenses. Upon approval in writing in advance, the Company shall reimburse Advisor for all expenses incurred by Advisor up to **$NONE** per month in furtherance of its duties and the business and affairs of the Company. Advisor will supply to Company with receipts of Advisor's expenditures. Reimbursement by Company to Advisor will be made within 30 days of receipt of said receipts. All expenses over **$NONE** must be approved by the Company in advance.

SECTION 5. Confidential Information. (a) Advisor agrees that during the course of the Consulting Term and at any time after termination, he will keep in strictest confidence, and will not disclose or make accessible to any other person without the written consent of the Company, the Company's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 6) (all the foregoing is referred to herein as the "Confidential Information"). Advisor agrees: (i) not to use any such Confidential Information for himself or others; and (ii) not to take any such material or reproductions thereof from the Company's facilities at any time during the Consulting Term except, in each case, as required in connection with Advisor's duties to the Company.

Notwithstanding the foregoing, the parties agree that Advisor is free to use (i) information in the public domain not as a result of a breach of this Agreement, (ii) information lawfully received form a third party who had the right to disclose such information and (iii) Advisor's own independent skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as Advisor and that, at all times, Advisor is free to conduct any research relating to the Company's business.

SECTION 6. Ownership Of Proprietary Information. Advisor agrees that all information that has been created, discovered or developed by the Company, its subsidiaries, affiliates, licensors, licensees, successors or assigns (collectively, the "Affiliates") (including, without limitation, information relating to the development of the Company's business created, discovered, developed by the Company or any of its affiliates during the Consulting Term, and information relating to the Company's customers, suppliers, Advisors, and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection. All the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, improvements, inventions, product concepts, techniques, marketing plans, merger & acquisition targets, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Company's Affiliates, its employees and/or Advisors (including, without limitation, the compensation, job responsibility and job performance of such employees and/or Advisors). All original content, proprietary information, trademarks, copyrights, patents or other intellectual property created by Advisor that does not include any

specific information relative to the Company's proprietary information, shall be the sole and exclusive property of Advisor.

SECTION 7. Termination. (a) Death or Disability of Advisor. This Agreement and Advisor's engagement hereunder shall terminate upon the earlier of the end of the Consulting Term or upon Advisor's dissolution.

(b) Termination by the Company for Just Cause. Any of the following actions by Advisor shall constitute just cause and give the Company the right to immediately terminate Advisor:

(i) Breach by Advisor of this Agreement;

(ii) Acts or omissions involving willful or intentional malfeasance or misconduct that is injurious to the Company, monetarily, reputation-ally or otherwise;

(iii) Commission of an act of fraud against the Company; and

(iv) Acts or omissions constituting a material breach of Advisor's obligations under this Agreement.

(c) Upon 30 days advance written notice from Company to Advisor. All expense fees due and owing pursuant to Section 4 and compensation fees pursuant to Sections 3 and 5 will immediately become due and payable.

(d) Upon termination pursuant to subsections (a), (b) or (c) of this Section 7, Sections 3, 5, 6, 7 and 9 of this Agreement shall remain in full force and effect.

SECTION 8. Representations. The acts, statements and representations made by Company to Investors or any third party are the sole responsibility of Company, and Company agrees to indemnify, save and hold harmless Advisor and its officers, directors, members, managers, employees, attorneys and agents for any liability, claims, losses and expenses, including legal expenses, incurred by Advisor that result from Company's representations. Advisor agrees to indemnify, save and hold harmless the Company for any liability, claims, losses, and expenses, incurred by Advisor that result from the Advisor's representations which are not based upon information provided by the Company. Company represents that all materials provided to Advisor or any third party regarding the Company's financial affairs or operations are truthful and accurate and in compliance with SEC and NASD regulatory laws and requirements.

SECTION 9. Notices. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefore; one day after being sent by Federal Express or similar overnight delivery; or five business days after being mailed registered or certified mail, postage prepaid, to a party hereto at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party to this Agreement.

If to Reich Brothers, Inc., to:
Reich Brothers, Inc.
204 West 55th Street, Suite 301 New York, NY 10019
Attn: Mr. Izzy Goldreich, President
Tel: 212-956-3770 Fax: 212-956-3740 Email: services@reichbrothers.com

If to the Company, to:
Canadian Office Suite 542 9768 – 170 Street, Edmonton, Alberta T5T 5L4
United States Offices 44 Coyote Mountain Road Santa Fe, New Mexico 87505 &

Ft. Lauderdale, Florida
Attn: Andy Ruppanner, President & CEO - Richard Shergold, Chief Creative Officer
Tel: (780) 221-1738 (780) 918-7061 USA (505) 505-577-7918
Fax: (780) 421-7034 (780) 415-2349
Email: Andy@SmartKidsGroupinc.com - Richard@SmartKidsGroupinc.com
Internet: www.SmartKidsGroupInc.com

Attorney for RB
Steven M. Feinberg, Esq., LLC
50 Jericho Turnpike Jericho, New York 11753-1014
Attn.: Steven M. Feinberg, Esq.
Tel: 516-997-9797 x1 Fax: 516-338-9693 Email: stfly666@aol.com

SECTION 10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company and Advisor may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other so long as it is made in compliance with all applicable laws. Notwithstanding anything herein to the contrary, Advisor and the company may pledge or assign this Agreement and the compensation provided for herein and such pledge or assignment shall not be considered an assignment in violation of this Agreement so long as it is made in compliance with all applicable laws.

SECTION 11. Severability Of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

SECTION 12. Entire Agreement; Modification. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto and thereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

SECTION 13. Binding Effect. The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns. This Agreement constitutes a personal service agreement, and the performance of Advisor's obligations hereunder may not be transferred or assigned by Advisor, unless otherwise agreed to in writing.

SECTION 14. Non-Waiver. The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

SECTION 15. Remedies For Breach. Advisor and Company mutually agree that any breach of Sections 3, 5, 6, 7 or 10 of this Agreement by Advisor or Company may cause irreparable damage to the other party and/or its Affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, the damaged party shall have, in addition to

any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of either party's obligations under such Sections. In the event that an actual proceeding is brought in equity to enforce such Sections, the offending party shall not urge as a defense that there is an adequate remedy at law nor shall the damaged party be prevented from seeking any other remedies which may be available to it.

SECTION 16. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to such State's principles of conflicts of laws. The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding ("Actions") relating to this Agreement shall be in the courts of the United States of America sitting in the County of New York or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of the State of New York sitting therein, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such Actions. If any such State court also does not have jurisdiction over the subject matter thereof, then such an action, suit or proceeding may be brought in the federal or state courts located in the states of the principal place of business of any party hereto. Each party irrevocably and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum. Final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

SECTION 17. Miscellaneous. Statement of Fact (See SCHEDULE C). As part of the business relationship, SKGI will correspond with Reich Brothers, and Reich Brothers will correspond with SKGI - 'in writing' – email, or fax of any and all potential investors, organizations, clients, programs, meetings, discussions, contacts and referrals, so that the parties can track and coordinate the best possible actions to close and add new contacts/referrals. The name of the potential investor, organization or client shall go into an Addendum to this Agreement. Additions may be made at any time, but must be in writing, email, or fax by all parties to this Agreement.

Non-Exclusivity of Reich Brothers Services. It is understood and acknowledged by the Company that Reich Brothers presently has, and anticipates having throughout the Engagement Term, other clients for which it performs the same or similar services to those to be performed in accordance herewith, and that Reich Brothers shall be under no obligation under this Engagement to restrict its ability in any way to perform services for any other clients. It is further acknowledged that, by virtue of the nature of the services to be performed by Reich Brothers hereunder, the value of such services bear no relation necessarily to the amount of time invested on the part of Reich Brothers to the performance of such services, and Reich Brothers, therefore, shall be under a continuing obligation hereunder to devote only as much time to the performance of its services hereunder as deemed appropriate in the exclusive discretion of its principal(s).

Role of Advisor. In connection with any Financing Transactions hereunder, the Company acknowledges that Reich Brothers is not a registered broker-dealer under Section 15A of the U.S. Securities Exchange Act of 1934, or any similar state law, and that Reich Brothers cannot, and shall not be required hereunder to, engage in the offer or sale of securities for or on behalf of the Company. While Reich Brothers has preexisting relationships and contacts with various investors, registered broker-dealers and investment funds, Reich Brothers participation in any actual or proposed offer or sale of Company securities shall be limited to that of an advisor to the

**204 West 55th Street Suite 301 New York, NY 10019 Tel: 212-956-3770 Fax: 212-956-3740**
**Internet: www.ReichBrothers.com Email: Services@ReichBrothers.com**

Company and, if applicable, an "Advisor" of investors, broker-dealers and/or funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company's securities shall be handled by the Company or one or more NASD member firms engaged by the Company for such purposes.

Limitation on Reich Brothers Activities: Reich Brothers duties and responsibilities are expressly limited to exclude any activity or function that is traditionally performed by a "broker," as such term is defined in Section 3(a)(4) of the Securities Exchange Act of 1934, as amended. In particular, but not as exclusive prohibitions, Reich Brothers shall not do, cause to have done, or participate in any of the following:

(i) advertise that securities or units of SKGI are available for sale;

(ii) negotiate for the purchase of or subscription for securities or units of SKGI ;

(iii) distribute sales material or a confidential private placement memorandum, or investment summary, if any, other than to act as a mail or delivery conduit for SKGI ;

(iv) discuss any details regarding securities or units of SKGI or an offering thereof;

(v) make recommendations or give advice with respect to the purchase of or subscription for securities or units of SKGI ; or

(vi) perform any other act, or omit to perform any act, that is prohibited under the federal or any state's securities laws.

Cooperation by Company. In order to enable Reich Brothers to provide the services requested, the Company agrees to provide to Reich Brothers, among other things, all information reasonably requested or required by Reich Brothers including without limitation information concerning historical and projected financial results with respect to the Company and its subsidiaries and possible and known litigious, environmental and contingent liabilities. The Company also agrees to make available to Reich Brothers such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Reich Brothers may reasonably request.

Limitation on Use of Certain Information. The Company acknowledges that all services and advice (written or oral) provided by Reich Brothers to the Company in connection with the Engagement are intended solely for the benefit and use of the Company in considering the subject matter to which they relate, and the Company agrees that no person or entity (including any shareholders of the company) other than the Company shall be entitled or advised to make use of or rely upon the advice of Reich Brothers provided pursuant hereto. In any event, neither the Company nor any other parties may use the Reich Brothers name in any public references, press releases or public filings in connection with the Company without Reich Brothers prior written consent.

Reliance by Reich Brothers on Accuracy of Information; 12(b)5 Representation. The Company recognizes and acknowledges that, in advising the Company and in fulfilling the Engagement hereunder, Reich Brothers will use and rely on data, material and other information furnished to Reich Brothers by the Company. The Company agrees that Reich Brothers may do so without independently verifying the accuracy or completeness of such data, material or other information. The Company represents and warrants that any such data, material or information shall be true and accurate and shall not, as of the time communicated, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to

make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 18. Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ADVISOR: REICH BROTHERS, INC.

By: ________________________________
Izzy Goldreich, President

COMPANY: SMART KIDS GROUP, INC.

By: ________________________________
Andy Ruppanner, President & CEO

By: ________________________________
Richard Shergold, Chief Creative Officer

204 West 55th Street Suite 301 New York, NY 10019 Tel: 212-956-3770 Fax: 212-956-3740
Internet: www.ReichBrothers.com Email: Services@ReichBrothers.com

REICH BROTHERS INC

**SCHEDULE A**

**Merger, Acquisition, Strategic Alliance, Lender & Investor List**

For: SKGI
By: Reich Brothers, Inc.

**CONFIDENTIAL**

REICH BROTHERS INC

**SCHEDULE B**

**Third Party**
**Merger, Acquisition, Strategic Alliance, Lender & Investor List**

For: SKGI

Initial Company AR/RS Initial RB _____
204 West 55th Street Suite 301 New York, NY 10019 Tel: 212-956-3770 Fax: 212-956-3740
Internet: www.ReichBrothers.com Email: Services@ReichBrothers.com

REICH BROTHERS INC

## SCHEDULE C

## STATEMENT OF FACT ADDENDUM

The following people and organizations below are contacts of the Reich Brothers network and are in some stage of development to be utilized by SKGI Below is a Statement of Fact listing the contacts and clients and any downstream or leads that are a part of Reich Brothers (RB) network.

| Name and Contact Information of Lead | Comments | Date Added |
|---|---|---|
| George or Patrick DeBernardi<br>Nimbus Development Corp<br>538 Route 25A suite 5A Rocky Point, NY 11778<br>Tel: 1631-849-4834 Email: Nimbus15@aol.com / Nimbus15@optonline.net | 15c211 & listing | 6/5/06 |
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Initial Company AR/RS Initial RB _____

204 West 55th Street Suite 301 New York, NY 10019 Tel: 212-956-3770 Fax: 212-956-3740
Internet: www.ReichBrothers.com Email: Services@ReichBrothers.com